Exhibit 10.7.1

BROKER AGREEMENT

THIS AGREEMENT, made this 26th day of March 1999, by and between Hull & Company, Inc., with its principal place of business in Ft. Lauderdale, Florida (hereinafter designated as “Broker”) and USF&G Specialty Insurance Company, having its principal place of business in St. Paul, Minnesota (hereinafter designated as “Company”).

WHEREAS, the Broker represents the Company as its authorized insurance representative for marketing residential property insurance policies in four states under agreements dated December 19, 1996, October 1, 1997, March 1, 1998; and November 20, 1998 (hereinafter designated as the “Existing Agreements”);

WHEREAS, the Company and the Broker wish to further automate the services provided by the Broker under the Existing Agreements and have this Agreement cover the arrangement between the Broker and the Company in the four states when the applicable computer system becomes operational in each state;

NOW, THEREFORE, in exchange for the mutual promises herein and other valuable consideration, the receipt and sufficiency of which are mutually acknowledged by the Broker and the Company, the parties agree as follows:

1.	AUTHORITY AND OBLIGATIONS OF BROKER

Subject to the underwriting rules and regulations of the Company as they are from time to time constituted, the Company hereby empowers the Broker to act as its exclusive authorized insurance representative for purposes of marketing, issuance and delivery of the Company’s renewal residential property insurance policies in the States of Florida, North Carolina, South Carolina and Texas (hereinafter the “States”) and all new residential property insurance business with insured values between $50,000 and $300,000 written on H03 or H0B policy forms in the States (such renewal and new business shall hereinafter be referred to collectively as “Policies”) and Broker hereby agrees to only represent the Company with respect to such Policies. The Company grants the Broker the following authorities and the Broker accepts responsibility for the following obligations, which shall be performed exclusively within the States:

a)	To market and solicit Policies.

b)	To appoint subproducers to market and solicit Policies, and to perform all field work and aid in the underwriting of the business. The Broker shall have sole responsibility for the payment of any commissions or other compensation or remuneration to subproducers concerning this business.

c)	To apply written underwriting and rating guidelines prepared by the Company which have been delivered to the Broker, and as may be amended from time to time, and to deliver Policies, provided the risk falls within the acceptable underwriting criteria.

d)	To issue binders of coverage. However, no coverage shall be bound unless the Broker has received an acceptable and properly executed original copy of the ACORD Homeowners application and the Company’s supplemental application or completed electronic versions of such applications. Said Binding Authority shall not be delegated by the Broker to any person or persons except as is expressly authorized in writing by an authorized representative of the Company. Policy issuance shall be contingent upon the Company’s receipt of the required policy premium amount unless otherwise agreed upon by the Company and the Broker.

e)	To issue ACORD or Company approved certificates of insurance on in-force Policies for purposes of demonstrating to third parties the existence of coverage.

f)	To cancel or nonrenew Policies, at the discretion of the Broker, where cancellation or nonrenewal is legally permissible and in accordance with any and all laws governing cancellation and/or nonrenewal of such Policies, unless otherwise instructed by the Company. The Broker agrees to comply with any statutes, regulations, or other laws requiring advance notice of policy expirations to policyholders.

g)	To permit only subproducers who are appropriately licensed brokers/agents as required by the jurisdiction in which the particular risk is domiciled to provide insurance proposals.

h)	To collect, receive and receipt for premiums on Policies written with the Company by the Broker as directed by the Company, (hereinafter referred to as “Premiums”) and to retain out of Premiums so collected, as full compensation for services rendered with respect to such Policies, commissions at rates from time to time prescribed in accordance with Section 3 hereof.

i)	To keep true, complete and current records and accounts of all transactions and correspondence with both policyholders and the Company, including all accounting records, which shall be open to examination by the Company or program reinsurers at any reasonable time upon request.

j)	To renew only such Policies as may fall within the acceptable underwriting guidelines of the Company, applying the Company’s rating guidelines.

k)	To treat as confidential and use only in the interest of the Company all instructions and information received by the Company, including after termination of this Agreement as it applies to programs in force on behalf of the Company.

l)

To perform policy administrative services for business subject to this Agreement, using the Company’s Homeowner Insurance Processing System (hereinafter the “System”) as applicable, which includes (i) issuance and mailing of all Policies, binders, endorsements, renewals, notices of cancellation or nonrenewal, and any other policyholder notices, complying with any and all statutory and regulatory requirements; (ii) preparation and mailing of premium bills and notices; and (iii) responding to all questions from subproducers concerning policy issuance, premium and underwriting guidelines.

m)	To make all filings required by law concerning the business subject to this Agreement, including, but not limited to, surplus lines premium and tax reports.

n)	To maintain surplus lines broker licenses in the States.

o)	To remit surplus lines premium taxes and other fees as required by the States.

2.	LIMITATIONS TO BROKER’S AUTHORITY

The Broker shall have no authority under any circumstances, unless authorized in writing by the Company, to perform the following functions or services:

a)	To use the name of the Company, its logos or service marks in any advertisement regarding the insurance program contemplated under this Agreement.

b)	To create its own rating or underwriting guidelines or to deviate from the rating or underwriting guidelines prepared by the Company.

c)	To negotiate, decline, pay, or otherwise commit the Company to any liability in connection with any claim or loss submitted under the Policies.

d)	To arrange or place treaty reinsurance on the Policies produced under this Agreement.

e)	To manage investments on behalf of the Company.

f)	To deal with state regulators on the Company’s behalf unless agreed upon by both parties.

3.	COMMISSIONS

a)	As full and complete compensation for Policies placed by the Broker with the Company, the Company will pay the Broker commissions in accordance with Exhibit A (hereinafter referred to as “Commissions”).

b)	The Broker agrees to refund unearned Commissions caused by policy cancellations or reductions in coverage, in each case at the same rate at which such Commissions were originally retained or paid when such policy cancellation or reductions in coverage occur;

c)	The Company reserves the unilateral right to revise the rates of Commissions by giving not less than ninety (90) days’ written notice to the Broker. Such changes shall not affect Commissions on Premiums due on or before the effective date stated in the written notice.

d)	The Broker shall not charge or collect any fee from any insureds other than policy, writing fees, surplus lines taxes or fees, countersignature fees, or any fees required by law, and any inspection fees which may lawfully be imposed on insureds unless specifically approved by the Company.

e)	In case of the impounding or holding in abeyance of Premiums as a result of any court order or ruling of any Insurance Department or other lawful authority, Commissions shall remain in abeyance until all Premiums due the Company have been received by the Company.

f)	Commissions payable to the Broker shall, without previous notice, be automatically modified to conform with any controlling governmental statute or ruling.

4.	BROKER’S ACCESS TO THE COMPANY’S SYSTEM

The Company will give the Broker, whose systems shall be “Year 2000 Compliant,” and subproducers appointed by the Broker under this Agreement, access to the System for purposes of sending and receiving quotes, policies, policy endorsements and cancellation and nonrenewals of Policies. Access is defined as the ability to transmit, load and execute the functionality of the System and does not include copying, modifying or programming the System. The System requires that the Broker and subproducers have a Windows 95®-based application and a modem, which will connect the Broker and subproducers to the System via a 1-800 telephone line. The Broker and/or subproducers will complete the electronic ACORD Homeowner Application and the Florida Supplemental Homeowner application as necessary. The System will then provide a quote response to the Broker and Subproducer. For accepted quotes, the Broker and/or subproducer may elect to purchase a policy on behalf of its clients. The Broker and/or subproducer will also use the System to request certain policy endorsements.

The Broker will be responsible for distributing the required software which is provided by the Company for its appointed subproducers and ensuring that the software is properly installed. The Broker will respond to questions or concerns its appointed subproducers have regarding the System.

The Broker will only disclose or give access to the System to those of its employees having a need-to-know and will not in any way assist or allow any third party in gaining access to the System except at the Company’s written direction. The Broker will instruct its appointed subproducers to do the same. Any duplication of the System or its files or components is prohibited.

The Broker will notify the Company immediately if it becomes aware of any unauthorized access to the System, and the Company will notify the Broker immediately if it becomes aware of any unauthorized access to the System.

The Broker further agrees to train its employees and subproducers that use the System at the Broker’s expense and to have an adequate number of employees assigned to perform all of the Broker’s obligations under this Agreement. The Broker will be solely liable to the Company for its employees’ authorized or unauthorized use of the System. The Broker will notify the subproducers in writing of the proprietary nature of the System.

The Company agrees to maintain the System and notify the Broker as soon as possible if a problem in the System is detected. The Company will work to fix any System problem as soon as practicable. The Company will also transfer the necessary accounting and policy data to the Broker on a weekly basis.

The Broker will have view access to the necessary accounting and policy data information on an as needed basis. The Broker will receive daily pre-formatted reports from the System.

5.	PREMIUMS AND ACCOUNTINGS

The following provisions are applicable to all Policies placed by the Broker with the Company:

a)	The Broker will direct policyholders to remit Premiums, applicable policywriting fees and premium tax amounts to a designated Citibank Account to which the Broker and the Company will have access (hereinafter referred to as the “Account”). With the exception of policies written on a direct bill basis, the Broker guarantees payment of all Premiums due the Company on Policies written under this Agreement, whether or not collected by the Broker. Any extension of credit by the Broker for payment of Premium on the business written hereunder shall be at the risk of the Broker and shall not relieve the Broker from promptly remitting to the Company via the Account such Premiums then shown to be due. The Broker shall withdraw applicable Commissions, policywriting fees and premium taxes from the Account. The Company may, however, at any time, deduct from Commissions due the Broker unpaid Premiums. When such Commissions are not sufficient to cover such unpaid Premium(s) in their entirety, the Broker shall promptly render payment to Company via the Account in the amount of the balance remaining due.

Flat cancellations of Policies bound or issued are authorized according to the USF&G Specialty Insurance Program Guides.

b)	The Company will provide the Broker with a weekly download of the Premium transactions. The weekly download will list all Premium transactions which took place during that week and will show the amount due the Company and the amount due the Broker. The format of such downloads shall be mutually agreed to by the parties. Any Premium balance due Company by the Broker shall be paid so as to reach the Account no later than the 45th day following the month in which the Premium transaction took place.

c)	The omission of an item from the monthly statement will not relieve either party from the obligation to pay or affect the Broker’s obligation to collect such items.

d)	Interest at the prime rate as published in the Wall Street Journal on the first day any Premium is past due plus 3%, subject to the maximum rates permitted by law, will be charged and will be payable on past due Premiums due the Company from the Broker and on all past due Commissions due the Broker from the Company.

e)	All Premiums are the property of the Company and shall be held in the Account on behalf of the Company. The keeping of the Account with the Broker on the Company’s books, as a creditor and debtor account, is declared a record memorandum of business transacted, and neither such keeping of the Account nor alteration in commission amount, nor failure to enforce prompt remittance, compromise, settlement, declaration of balance of account nor suspension or cancellation of this Agreement shall be held to waive assertion of the fiduciary relationship as to Premiums held in the Account.

f)	The right of the Broker or any other person to receive Commissions shall at all times be subordinate to the right of the Company to offset or apply Commissions, against any indebtedness of the Broker to the Company. This right of offset shall also apply against any liability incurred by the Company to any persons by reason of the negligence or unauthorized acts committed by the Broker or any of the Broker’s employees or representatives.

g)	All accounting records of the Broker pertaining to Policies written through the Company shall be subject to inspection by the Company, at the Company’s expense, at any reasonable time during the continuance of this Agreement and for three years after the termination thereof.

h)	The Broker shall, within ten (10) days of any written request from Company, submit to Company a statement of the Broker’s financial condition.

i)	Exceptions to the Premium payment procedures under this Section may be mutually agreed to in writing by the parties.

j)	The Company reserves the right to close the Account upon thirty (30) days prior written notice to the Broker. The Company will then provide the new procedure to the Broker.

6.	RECORD RETENTION AND NOTIFICATION TO THE COMPANY

a) The Broker agrees to maintain for the Company for a period of five (5) years from date of issuance copies of all policies, binders, certificates, endorsements, notices or other material information concerning the insurance coverage provided policyholders covered by this Agreement or for a period of five (5) years after the last applicable state insurance department examination, whichever occurs later. From time to time, such information shall be transferred by the Broker to the Company, by electronic or other medium, as may be requested by the Company, Claims reported to the Broker shall be reported to the Company’s designee on the same day received by the Broker.

b) The Broker agrees to promptly provide the Company with a copy of any Insurance Department or other regulatory authority notice, inquiry, or any other correspondence but in no event later than three (3) days after it is received.

c) All notices and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given (i) upon actual delivery presented personally, or sent by facsimile transmission, and (ii) after three (3) business days following deposit in United States mail, if sent by certified, registered or express mail, postage prepaid. In each case, notice shall be directed to the following address, or such other persons or addresses as may be designated by the parties:

If to Company:

USF&G Specialty Insurance Company

385 Washington Street

St. Paul, MN 55102

Attention: Thomas Andrew Bradley, Senior Vice President & Treasurer

With a copy to:

St. Paul Fire and Marine Insurance Company

385 Washington Street

St. Paul, MN 55102

Attention: Joann Dougherty, Senior Corporate Counsel

If to Broker:

Hull & Company, Inc.

2150 South Andrews Avenue

Ft. Lauderdale, FL 33316

Attention: Edwin J. Calabrese, Senior Executive Vice President

With a copy to:

Hull & Company, Inc.

877 Executive Center Drive West

2150 South Andrews Avenue

Ft. Lauderdale, FL 33316

Attention: Bruce E. Bowers, Senior Vice President

If the information being provided to the Company concerns the monthly reports, such information sent to the Company shall be directed to:

USF&G Specialty Insurance Company

1800 Sutter Street - Suite 310

Concord, CA 94520

Attention: Karen Padovese, Vice President

With a copy to:

St. Paul Fire and Marine Insurance Company

385 Washington Street

St. Paul, MN 55102

Attention: Joann Dougherty, Senior Corporate Counsel

7.	OWNERSHIP OF EXPIRATIONS

If upon termination of this Agreement, the Broker has promptly accounted for and paid to the Company all Premiums and other monies and securities collected or held for or on behalf of the Company for which the Broker may be liable or has given the Company a bond or security satisfactory to it guaranteeing the payment thereof, the records of the Broker, which do not include the System, and the use and control of expirations shall remain the property of the Broker, otherwise the right and title to the records and the use and control of ownership of expirations shall be vested in the Company for sale, use or disposal as it deems fit, to reduce the amount of indebtedness.

Regardless of who owns the rights to expirations, the Company and the Broker recognize that the policyholder ultimately decides who services and underwrites its insurance. Therefore, despite the language regarding expiration rights, the decision of the policyholder may reflect the ultimate proprietary expression, however, recognizing between the Company and the Broker, the Broker has primary rights to the use and control of expirations over the Company.

8.	TERMINATION

This Agreement may be terminated;

a)	At any time by mutual agreement in writing; or

b)	By either party for any reason upon twelve (12) months’ written notice to the other.

Notwithstanding anything in this Agreement to the contrary, the occurrence of any of the following events shall constitute a breach of this Agreement by the Broker, and this Agreement shall terminate immediately and without notice from either party upon such occurrence:

c)	An assignment or other transfer by the Broker of this Agreement, or any portion thereof or rights and duties which are the subject of this Agreement or of any payment due hereunder without Company’s prior written consent, and such an assignment is hereby prohibited without such prior written consent;

d)	The effective date of the sale, change in majority ownership, assignment, transfer or merger of the Broker, including the sale, assignment or transfer of a substantial portion of the Broker’s expirations or book of business placed with Company, unless Company recognizes the Broker’s successor as a broker authorized to do business with Company.

e)	A court having jurisdiction in the premises enters a decree or order for relief in respect of the Broker in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Broker or of any substantial part of its property, or shall order the winding up or liquidation of its affairs;

f)	The Broker shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in any involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) of the Broker or of any substantial part of its property, or shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due or shall take any corporate action in furtherance of any of the foregoing;

g)	Any public authority cancels, revokes, suspends, or declines to renew any of the Broker’s licenses or certificates of authority; or

h)	Upon attachment of the Broker’s business, records, or accounts pursuant to any order of court.

This Agreement may be terminated immediately be either party, upon ten (10) days’ written notice to the other in the event of:

i)	Fraud, willful misconduct or gross negligence by the other party.

j)	Violation by the other party of any insurance law or regulation.

k)	Misappropriation by the other party of any funds or property.

l)	Failure by the other party to remit any monies as required by this Agreement.

m)	Violation or breach by the other party of any provision of this Agreement or obligation arising out of this Agreement or any other agreement between the parties or with an affiliate.

The Broker agrees to advise the Company immediately of any of the events described in subparagraphs (c) through (h) of this section of the Agreement.

In addition to the termination events described above, the parties agree that this Agreement can be immediately terminated by either party upon written notice to the other if the renewal retention in all States drops below 50% in any one month.

Any unused certificates, or binders, and other unused Company supplies furnished by the Company to the Broker shall remain the property of the Company and shall be accounted for and returned by the Broker to the Company upon written demand.

In the event of termination of this Agreement, the Broker shall, upon request, deliver to the Company System files documentation, records, instructions and information, in the possession of the Broker, and the Broker’s files and records the Company may need in order that it may process in an orderly fashion any Policies or claims that are outstanding.

Following receipt of written notice of termination, the Broker shall no longer have binding authority. In addition, the Broker must notify any prospective clients that the outstanding quotes have been withdrawn or such quote must be accepted by the policyholder prior to the effective date of termination.

9.	NON-COMPETITION

The Broker has over a period of several years devoted its time and effort to developing client relationships with residential property insureds and/or subproducers of residential property insurance business and expertise in providing residential property insurance and related services to such clients. The Broker owns substantial confidential and proprietary information related to its business, including marketing information (hereinafter referred to as the “Information”). The Company will have access to this Information during the term of this Agreement.

The Company has devoted substantial time, effort and expense in developing the System which will automate many residential property policy processing functions. During the term of this Agreement, the Broker will have 7 days a week, 24 hour access to the quoting function of the System and 7 days a week, 15 hour view access to the policy processing function of the System. Exceptions to access will be due to system maintenance requirements.

Because of the Company’s access to the Information and the Broker’s access to the System, the noncompetition provisions set forth in this Agreement are necessary to prevent either party from gaining an unfair competitive advantage through the relationship between the parties.

During this Agreement or any renewals or extensions thereof, the Company will not directly or indirectly use another broker to place Policies and the Broker will not, directly or indirectly, solicit, accept or provide Policies through another insurer in the States.

If the Broker terminates this Agreement under Section 8(b), then the Broker will not, directly or indirectly, place Policies with another insurer for a period of twelve months after the date of notice.

If the Broker terminates this Agreement under Sections 8(i) through (m), then the Company will not, directly or indirectly, solicit, accept or provide Policies through another broker for a period of twelve months after the date of notice.

If the Company terminates this Agreement under Section 8(b), then the Company will not, directly or indirectly, solicit, accept or provide Policies through another broker for a period of twelve months after the date of notice.

If this Agreement terminates under Section 8(c) through (h) or if the Company terminates this Agreement under Sections 8(i) through (m), the Broker will not, directly or indirectly, place Policies with another insurer for a period of twelve months after the date of notice. Alternatively, the Company may opt to purchase the Broker’s expirations at the fair market value as determined by an independent appraisal.

10.	SUSPENSION OF AUTHORITY

The Company may, at its sole discretion, withdraw, limit, suspend or otherwise modify all or a portion of the Broker’s authority under this Agreement by giving the Broker thirty (30) days’ written notice. The Company may immediately, upon written notice, suspend the Broker’s authority in the event of the occurrence of any of the events described under Sections 8(c) through (m) of the Agreement. In addition, Company may restrict the Broker’s binding authority effective immediately upon written notice to the Broker.

11.	WITHDRAWAL FROM LINES OR CLASSIFICATIONS

The Company reserves the right to cease offering and to withdraw from any line, classification, or type of insurance. In the event the Company is directed or ordered by any regulatory or judicial authority, to cease offering any residential property line, classification or type of insurance in any or all of the States, the Company shall notify the Broker by mail. Following the Broker’s receipt of such notice, the Broker shall immediately cease solicitation of those residential property lines, classifications or types of insurance which the Company has ceased writing or from which the Company has withdrawn. The Broker has thirty (30) days to honor outstanding quotes that were given to subproducers prior to the notice of termination, provided the Broker advises the Company of such quotes/binders within thirty (30) days from the effective date of termination. The Broker shall service all in-force policies, but the Broker may not extend the term of the policy or increase the liability of the Company under the policy. Unless thereafter specifically accepted by the Company, any solicitation under such residential property lines, classifications or types of business of insurance shall be void.

In the event the Company decides to cease offering or withdraw from any residential property line, classification or type of insurance in any or all of the States, the Company shall give the Broker one hundred eighty (180) days prior written notice. At the end of the one hundred eighty (180) day notice period, the Broker will cease soliciting on behalf of the Company those residential property lines, classifications or types of insurance which the company has ceased writing or from which the Company has withdrawn. Thereafter, upon the Broker’s request and for a mutually agreed upon processing fee, the Company will assist the Broker in processing the Broker’s residential property expirations in the applicable State(s) with the new insurance company for a period of up to six months.

12.	BROKER’S OBLIGATIONS AFTER TERMINATION OF THIS AGREEMENT

If upon termination of this Agreement, the Broker is entitled to the ownership, use and control of expirations pursuant to Section 7, the Company, at the Broker’s election, will continue outstanding Policies in force until their normal expirations, subject to all of the following conditions and Section 9 of this Agreement:

a)	The Broker will use its best efforts to replace all Policies with policies of other insurers;

b)	The Company reserves all of its rights to cancel Policies continued in force for non-payment of Premium or for lawful underwriting reasons;

c)	The Broker shall continue to service the outstanding Policies and process non-renewal notices until the expiration date of the particular Policy;

d)	With respect only to the servicing of Policies continued in force after the termination of this Agreement, the Broker shall continue to be the recognized representative of the Company, subject to all of the provisions of this Agreement, except that the Broker shall not, without the prior approval of the Company, increase or extend the Company’s liability thereunder, or extend the term or any condition of, any such Policies;

e)	All Premiums have been promptly accounted for and paid to the Company by the Broker.

f)	The policyholder has the ultimate right to decide who writes his or her insurance.

The Company shall not be obligated under this Section to continue in force Policies which are prohibited by law or the order, rule or regulation of any court or regulatory body.

13.	INDEMNIFICATION

a)	The Company will defend and indemnify the Broker against liability, including cost of defense and settlements, imposed on the Broker by law for damages sustained by policyholders and caused by negligent acts or omissions of the Company, provided the Broker has not caused or contributed to such liability by his own negligent acts or omissions. The Broker agrees, as a condition of such indemnification, to notify the Company promptly of any claim or suit against him and to allow the Company to make such investigation, settlement or defense thereof as the Company deems prudent.

b)	The Broker will defend, indemnify and hold the Company harmless for any damages resulting directly or indirectly from any of the Broker’s or its employees or representatives’ negligent acts or omissions, or any violations of any insurance law or insurance department regulation, or breach of any obligations under this Agreement, provided the Company did not specifically direct the Broker to commit the act or omission.

c)	The Broker agrees to maintain in continuous force and effect errors and omissions liability coverage for himself and all those for whom he is responsible, written by an insurer with an A.M.Best rating of A or better and with a policy limit of at least Three Million Dollars ($3,000,000) per claim with a Three Million Dollar ($3,000,000) annual aggregate. The errors and omissions coverage will be primary over any indemnification, but is not designed to remove responsibility for indemnification from the Broker or the Company. The Broker will provide evidence of this insurance to the Company at the time the Broker sends Company this executed contract, and upon each anniversary date thereafter or upon request by Company.

14.	GENERAL CONDITIONS

a)	The Company and the Broker mutually agree that this Agreement is best served when the Broker is an independent contractor for all purposes. As an independent contractor, the Broker is expected to exercise independent judgment as to time, place, and manner of soliciting insurance applications, servicing policyholders, and otherwise carrying out the provisions of the Agreement. Company, except as herein expressly provided, shall not exercise any control over the Broker with respect to the method, means, or manner employed by the Broker in discharging its obligations.

b)	All Broker expenses, including but not limited to, rentals, transportation, salaries, solicitors fees, resident and non-resident appointment or licensing fees, postage, advertising, exchange fees, municipal county and occupational taxes, or any other agency expenses of any kind or description shall be the responsibility of the Broker. The Broker has no authority to incur any indebtedness on behalf of the Company.

c)	Upon either suspension of the Broker’s authority or termination of this Agreement, the Company may, at its sole discretion, seek to collect Premiums directly from any subproducer or from the insured, and the Broker shall be relieved of this collection responsibility; however, the Broker shall not be entitled to commission on such collected premium.

d)	This Agreement shall not inure to the benefit of any successor in interest of the Broker, nor may any interest of the Broker under this Agreement be assigned by the Broker without the prior written consent of an officer of the Company.

e)	In case the Company shall find it necessary to perform any duty otherwise imposed on the Broker under this Agreement or by course or conduct, including, but not limited to the duty, upon termination to continue to service the outstanding Policies, the Broker may be liable for all reasonable costs, including attorney’s fees, incident thereto.

f)	In the event the Broker under this Agreement is a corporation, it is further understood and agreed that the individual principal stockholders of the Corporation guarantee that all conditions of this Agreement and any supplement, amendment, extensions or renewals thereof shall be binding upon them personally, severally and jointly in the same manner as upon the Corporation named as the Broker.

g)

The Broker and Company warrant that this is the entire agreement between them and that they have relied on no other statements, understandings or representations whatsoever as a basis for entering this Agreement. It is expressly understood and agreed there are no promises, agreements, or understandings other than those contained in this written Agreement; that all prior agreements with the Company, whether written or oral, including the Existing Agreements, shall be terminated and superseded by this Agreement when the System becomes operational for the particular state (the termination of the applicable Existing Agreement(s) shall be confirmed by a formal addendum to this Agreement); and that no agent, employee or other representative of the Company has any authority to obligate the Company by any terms, stipulations, or conditions not herein expressed unless the same be in writing from an Officer of the Company and attached to and made a part of this Agreement.

h)	This Agreement shall be subject to and construed under the laws of the State of Minnesota, without regard to any choice of law rules which may direct the application of the laws of another jurisdiction. Any action brought to enforce or interpret the terms or conditions of this Agreement shall be subject to the jurisdiction of, and shall be prosecuted in the State of Minnesota. Company and the Broker hereby recognize and acknowledge the substantial contacts with Minnesota arising from their execution and performance of this Agreement, and the overriding interest of the State of Minnesota in the application of its laws to the resolution of any action to enforce or interpret any term or condition of this Agreement.

i)	No waiver by Company, either expressed or implied, of any default in the performance of any part of this Agreement by the Broker shall constitute a waiver of any other default hereunder. Nor shall the waiver of any default constitute a waiver of a subsequent or a continuing default of the same provision.

j)	The invalidity or unenforceability of any of the terms, covenants, or conditions herein contained shall not render invalid or unenforceable any of the other terms, covenants or conditions herein.

k)	Neither party shall be responsible for any alleged loss or damage of any kind arising from the inability to conduct business, or any delay in being able to conduct business, due to the failure or delay by any Insurance Department or other regulatory authority to provide any approvals of any kind.

l)	If a conflict exists as to which agent is authorized to represent an existing or prospective policyholder with respect to a Policy, the policyholder’s written statement designating his agent or broker shall control.

m)	The Company reserves the right to cancel any Policy at any time to the extent permitted by law. In the event of cancellation, the Company shall notify the Broker of such cancellation.

n)	It is the Broker’s sole responsibility to notify the insured of policy expiration.

o)	Policies, forms, applications, powers of attorney and other supplies furnished by the Company to the Broker, including System files, materials and instructions, remain property of the Company and must be accounted for and returned to the Company upon demand.

p)	The Broker shall be responsible for maintaining the security, integrity and confidentiality of the System and data processing files within its possession and control and agrees not to download such files without the Company’s prior written consent. The System and files are considered to be proprietary and confidential and the Broker agrees to take all reasonable measures to protect the Company’s legitimate interests in the System and files and the Broker shall instruct its subproducers to do the same.

15.	EFFECTIVE DATE

The effective date of this Agreement shall be March 26th, 1999.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its authorized official and the Broker has subscribed its name hereto as of the day, month and year first above written.

USF&G SPECIALTY INSURANCE COMPANY

ATTEST:	/s/ Not Legible	BY:	/s/ Karen M. Padovese

DATED:	4-16-99	TITLE:	Vice President

HULL & COMPANY, INC.

ATTEST:	/s/ Not Legible	BY:	/s/ Bruce E. Bowers

DATED:	4-5-99	TITLE:	Senior Vice President